ROPES & GRAY
                          ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                          617 951-7000


June 18, 1999 Putnam Tax Managed Funds Trust
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the
"Registration Statement") filed under the Securities
Act of 1933, as amended, by Putnam Tax Managed Funds
Trust (the "Fund") on behalf of its Putnam U.S. Core
Tax Managed Fund series for the registration of an indefinite number of its shares of beneficial interest (the "Shares"). The Shares are proposed to be sold pursuant to a Distributor's Contract dated
April 8, 1999 (the "Distributor's Contract") between the Fund and Putnam Mutual Funds Corp.

     We have acted as counsel for the Fund since its organization. We are familiar with the action taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust on file at the office of the Secretary of State of The Commonwealth of
Massachusetts. We have examined copies of such Registration Statement, in the form filed or to be filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

     We assume that upon sale of the Shares the Fund will receive the net asset value thereof.

     Based upon the foregoing, we are of the opinion that the Fund is authorized to issue an unlimited number of Shares, and that when the Shares are issued and sold pursuant to the Distributor's Contract, they will be validly issued, fully paid and nonassessable by the Fund.

The Fund is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Agreement and Declaration of
Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Fund or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Fund's property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder.
Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

   We consent to the filing of this opinion as an exhibit to such Registration Statement.

                                   Very truly yours,

                                   /s/Ropes & Gray
                                   Ropes & Gray